Exhibit 99.1

News Release

Date: December 8, 2022

Euronet Worldwide Announces Appointment of Ligia Torres to Its Board of Directors

LEAWOOD, Kan. (Dec. 8, 2022) – Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading global financial technology solutions and payments provider, today announced the appointment of Ligia Torres to the Euronet Board of Directors effective December 6, 2022. Her appointment increases the size of the board from eight to nine members.

“We are extremely pleased to welcome Ms. Torres to our board,” said Michael J. Brown, Euronet’s Chairman and Chief Executive Officer. “She has extensive experience operating and managing businesses across a wide range of geographies, which combined with her financial sector expertise will support Euronet as we continue to expand our business across new categories and more markets. We look forward to gaining insight from her perspectives in defining and implementing growth strategies, reinforcing governance and risk control frameworks and contributing to our strategies for sustainability.”

“With this appointment, Euronet has found an excellent candidate who both enhances the diverse nature of our board, and supports our commitment to ensure our board reflects the future needs of the business,” noted Paul Althasen, Chair of the Nominating and Governance Committee.

Ms. Torres’ professional experience includes more than 30 years in the financial sector across capital markets, wealth management and asset management, where she held operational, managerial and board positions covering Latin America, Asia, Europe, the Middle East and Africa. The last 20 years of her professional career were within the BNP Paribas Group. Ms. Torres has a bachelor’s degree in Business Administration from the Instituto Teconologico Autonomo de Mexico (ITAM) and postgraduate degrees in International Finance and Derivatives from HEC (Paris) and from the University of Paris Dauphine IX.  She is fluent in English, Spanish, French and Italian.

About Euronet Worldwide, Inc.

Euronet Worldwide is a leading global financial technology solutions and payments provider. The company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of digital media and prepaid mobile phone time.

Euronet’s global payment network is extensive - including 51,437 installed ATMs, approximately 590,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 65 countries; card software solutions; a prepaid processing network of approximately 777,000 POS terminals at approximately 352,000 retailer locations in 63 countries; and a global money transfer network of approximately 509,000 locations serving 188 countries and territories. With corporate headquarters in Leawood, Kansas, USA, and 66 worldwide offices, Euronet serves clients in approximately 200 countries and territories. For more information, please visit the company’s website at www.euronetworldwide.com.